Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

ENERGY FUELS INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Unallocated (Universal) Shelf	Common shares issuable under the Energy Fuels Inc. 2024 Omnibus Equity Incentive Compensation Plan	Rule 457(o)	5,524,203(2)	6.43(3)	$35,520,628 (3)	$0.00014760	$5,242.84
Fees Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts					$$35,520,628		$5,242.84
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$5,242.84

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional common shares (the "Common Shares") of Energy Fuels Inc. (the "Registrant") that become issuable under the Energy Fuels Inc. 2024 Omnibus Equity Incentive Compensation Plan (the "Plan") by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant's receipt of consideration which would increase the number of outstanding shares.

(2) Represents additional Common Shares of the Registrant reserved for issuance upon exercise or redemption of awards under the Plan.

(3) The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) promulgated under the Securities Act, based on the average high and low prices for the Common Shares on April 8, 2024, as reported on the NYSE American.